EX-99.e.1.iii
Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

March 30, 2010

Delaware Group Equity Funds II
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Equity Funds II set forth below (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that such Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period March 30, 2010 through March 30, 2011.

Fund	Class	12b-1 Cap
Delaware Large Cap Value Fund	Class R	0.50%
Delaware Value Fund	Class A	0.25%
	Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith
Name: Theodore K. Smith
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Equity Funds II

By:	/s/ Patrick P. Coyne

	Name:	Patrick P. Coyne
	Title:	President
	Date:	March 30, 2010